FOR IMMEDIATE RELEASE

CONTACT:
LoJack Corporation Paul McMahon (781) 251-4130	Tier One Partners Jeanne Bock 781-861-5249 Laura Feng 978-975-1414	Investor Relations John Swanson 516-671-8582

LOJACK CORPORATION NAMES JOSEPH F. ABELY CEO, SUCCEEDING
RONALD J. ROSSI; APPOINTS RICHARD T. RILEY PRESIDENT AND COO

Westwood, MA — January 12, 2005 — LoJack Corporation (NASDAQ NMS: LOJN) announced today the appointment of Joseph F. Abely as Chief Executive Officer and Richard T. Riley as President and Chief Operating Officer. Ronald J. Rossi will remain as Chairman of the Board of Directors, while relinquishing the day-to-day duties as CEO.

In announcing the executive changes, Mr. Rossi said, “LoJack is at an exciting juncture in its development and Joe Abely has played a significant role in bringing LoJack to its current successful position. His leadership has helped guide LoJack from a company that operated in one state, with under $2 million in revenues, to a profitable global organization with operations in 22 states and 26 countries and approximately $150,000,000 in revenues. With Joe’s focus on vision and strategy, as well as his intimate understanding of how all aspects of this company’s operations affect its financial condition, I am confident that LoJack will continue to deliver consistent top and bottom line growth.”

Mr. Abely, who joined LoJack in 1988 as Chief Financial Officer, became the company’s President and Chief Operating Officer in 1996. He has been a member of the Board of Directors since 2000.

The Board of Directors has also appointed Richard T. Riley President and Chief Operating Officer and member of the Board of Directors. He was an officer of New England Business Services, Inc. from 1997 until 2004, and most recently served as Chief Executive Officer.

Mr. Abely said, “We’re very pleased to have someone with Richard Riley’s experience join the LoJack executive team. We believe his expertise in operations, marketing and corporate leadership will make him highly effective in managing the day-to-day operations of the company. I look forward to working with him as LoJack continues to expand into new markets, enter new channels and develop new products.”

Mr. Rossi has served as Chairman and Chief Executive Officer since 2000 and has helped makeLoJack the global leader in tracking and recovering stolen vehicles and commercial equipment.

Mr. Abely said, “During Ron Rossi’s tenure, the company has achieved record growth and profitability over the past eight quarters, introduced the first new consumer product in 16 years, and made its first international acquisition, Boomerang Tracking in Canada. Ron’s leadership and vision have helped us achieve these milestones.”

LoJack Corporation, the premier worldwide marketer of wireless security and location products and services, is the leader in global stolen vehicle recovery. Its stolen vehicle recovery system, the only system delivering a better than 90% success rate, is uniquely integrated into law enforcement agencies in the United States that use LoJack’s in-vehicle tracking equipment to recover stolen vehicles. LoJack operates in 22 states and the District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 25 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

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